Exhibit 3.1.2

SECOND CERTIFICATE OF AMENDMENT

TO THE

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEWGISTICS, INC.

Newgistics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

FIRST: That the name of the Corporation is Newgistics, Inc., and the Corporation was originally incorporated under the name “iReturnit, Inc.” on December 1, 1999, pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Board of Directors of the Corporation adopted resolutions approving and declaring advisable the following amendments to the Corporation’s Sixth .Amended and Restated Certificate of Incorporation (the “Certificate”):

Article IV.A. of the Certificate is hereby amended and restated to read in its entirety as follows:

“ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock” The total number of shares of capital stock authorized to be issued is 1,428,130,523 shares. 900,000,000 shares shall be Common Stock, par value $0.001 per share, and 528,130,523 shares shall be Preferred Stock, par value $0.001 per share, 10,200,000 of which shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), 13,000,000 of which shall be designated as “Series AA Convertible Preferred Stock” (the “Series AA Preferred Stock”), 40,322,580 of which shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), 13,905,913 of which shall be designated as “Series B-1 Convertible Preferred Stock” (the “Series B-1 Preferred Stock”), 57,452,573 of which shall be designated as “Series BB-1 Convertible Preferred Stock” (the “Series BB-1 Preferred Stock”), 9,191,992 of which shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”), 100,698,118 of which shall be designated as “Series CC Convertible Preferred Stock” (the “Series CC Preferred Stock”), 33,113,647 of which shall be designated as “Series D Preferred Stock” (the “Series D Preferred Stock”), 250,000,000 of which shall be designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”), and 245,700 of which shall be designated as “Series F Convertible Preferred Stock” (the “Series F Preferred Stock”).”

Article IV.B.1(a) of the Certificate is hereby amended and restated to read in its entirety as follows:

“(a) The holders of shares of Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, solely additional shares of Common Stock of the Corporation) on the Series A Preferred Stock, the Series AA Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series BB-1 Preferred Stock, Series C Preferred Stock, Series CC Preferred Stock, Series D Preferred Stock and Series E Preferred Stock or the Common Stock of the Corporation, at the rate of 18% of the Original Series F Issue Price per share per annum, compounding annually (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to such series of Preferred Stock after the date of this Sixth Amended and Restated Certificate of Incorporation (the “Certificate Date”)), payable when, as and if declared by the Board of Directors. Through March 9, 2007, such Series F Preferred Stock dividends shall accrue and be cumulative, beginning on the date of issuance of such share of Series F Preferred Stock. No dividends will accrue after March 9, 2007. In the event the Corporation declares and pays a dividend on the Series F Preferred Stock that is insufficient to pay all dividends permitted by this Subsection 1(a), any dividends declared and paid on the Series F Preferred Stock shall be declared and paid pro rata based on the relative dividend rates set forth above.”

THIRD: That the foregoing amendment was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the required vote of the stockholders of the Corporation acting pursuant to a written consent in lieu of special meeting.

*    *    *

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of Newgistics, Inc. this 9th day of March, 2007.

By:	/s/ William J. Razzouk
William J. Razzouk
President and Chief Executive Officer

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